Exhibit 99.1

GLOBAL EAGLE REPORTS FINANCIAL RESULTS

FOR THE FOURTH QUARTER AND FULL YEAR 2019

Record 2019 Revenue of $657 million

2019 Net Loss of $153.4 million

2019 Adjusted EBITDA* of $91.2 million

4Q19 Revenue of $163 million

4Q19 Net Loss of $36.1 million

4Q19 Adjusted EBITDA* of $24.6 million

LOS ANGELES, CA, March 19, 2020—Global Eagle Entertainment Inc. (Nasdaq: ENT) (“Global Eagle,” the “Company” or “we”), a leading provider of media, content, connectivity and data analytics to markets across air, sea and land, today announced financial results for the fourth quarter and full year ended December 31, 2019. For the fourth quarter of 2019, Global Eagle recorded revenue of $163 million; incurred a net loss of $36.1 million and generated Adjusted EBITDA* of $24.6 million despite the continued headwind from the Boeing 737 MAX grounding. For the full year 2019, Global Eagle generated record revenue of $657 million, incurred a net loss of $153.4 million, and generated Adjusted EBITDA* of $91.2 million.

“We continue to make substantial progress across the Company,” commented Josh Marks, CEO of Global Eagle. “We are winning new business from our customers, driving technological innovation, and right-sizing our cost base. In 2020, we plan to build upon the foundation we’ve set over the last two years and rapidly adapt to the current environment.”

Financial Results

During the fourth quarter of 2019, Global Eagle continued to drive improvement in financial performance. Revenue of $163 million was up 1.4% over the prior-year period driven by 26.3% growth in Connectivity equipment revenue from increased aircraft installations. Revenue growth was partially offset by an intentional decline in distribution revenue within the Media & Content segment as the Company exits content distribution activities with unfavorable cash flow profiles. Gross margin improved 4.6 percentage points over the prior-year fourth quarter driven by the improvement in Connectivity gross margin. Connectivity gross margin improvement occurred in both the Aviation Connectivity and Maritime, Enterprise, and Government (“MEG”) businesses. The improvement was driven by the activation of additional aircraft on the Company’s network, growth in services to cruise markets, and improved management of network costs. Net loss was $36.1 million for the fourth quarter, a $73.1 million improvement versus the prior-year period. Net loss in the prior-year period included a $51.0 million non-cash impairment of a joint venture. Excluding the non-cash impairment in the prior-year period, net loss improved, driven by the increase in gross margin, as discussed above, in concert with lower operating expenses. Adjusted EBITDA of $24.6 million increased 44.7% versus the prior-year period. Adjusted EBITDA growth was driven by improvement in gross margin, as discussed above, and with lower operating expenses. Operating expenses benefitted from the full implementation of our Phase II cost savings initiatives in the fourth quarter.

Cash flows from operating activities improved $3.4 million during the fourth quarter of 2019, over the prior-year period. The improvement in cash flows from operating activities was driven by the improvement in net loss as discussed above. Fourth quarter 2019 free cash flow* of $(3.4) million improved $11.2 million over the prior-year period. The improvement in free cash flow was driven by lower net loss, as discussed above, and a decline in purchases of property and equipment as key growth investments were completed in the first quarter of 2019. As of December 31, 2019, the Company had approximately $61 million of liquidity which includes cash and unused revolver capacity.

We are implementing our previously disclosed Phase III cost initiatives in the first half of 2020. Our Phase III initiatives will target business process reengineering and procurement initiatives. In March 2020, we commenced implementation of the majority of the plan’s initiatives and we expect the plan to have a positive impact beginning in the second quarter of 2020, building throughout the year. We expect Phase III to generate more than $10 million of additional savings during 2020.

“Our fourth quarter of 2019 continued to evidence our sustained improvement in operating performance and our ability to delever through earnings growth,” said Christian Mezger, CFO of Global Eagle. “We believe that the cost and operational actions taken last year, now evident in our fourth quarter results, combined with additional Phase III actions in 2020, position the Company to weather the current COVID-19 challenges.”

Connectivity

Global Eagle’s Connectivity segment is a leading provider of satellite-based connectivity and live television programming to aviation, maritime, enterprise and government markets. Connectivity segment revenue was up 3.3% year-over-year despite the impact of the Boeing 737 MAX grounding as discussed below. Inflight connectivity installations and activations continue at Air France, powered by Global Eagle’s Ku high-throughput satellite (HTS) network. We operate the first EMEA HTS inflight connectivity network to provide consistent coverage and up to 500 Mbps throughput in Europe, Russia, Scandinavia, and North Africa. The Company remains on track for second half installations for our previously announced new connectivity customer, Turkish Airlines.

Boeing 737 MAX Impact

Based on current information, the Company expects the Boeing 737 MAX aircraft in its fleet of connected aircraft to resume normal operations in the second half of 2020. Due to regulatory actions beyond our control and unrelated to passenger connectivity systems, our MAX-connected aircraft remained grounded during the fourth quarter. We continue to forecast that MAX program issues will impact services revenue, including both Connectivity and Media & Content revenue, by approximately $3 million per quarter, with an Adjusted EBITDA impact of approximately $2 million per quarter.

Due to the production halt of the aircraft, we expect between 10 and 15 fewer aircraft installations per quarter. The impact on equipment revenue is expected to be approximately $4 to $5 million per quarter with gross margin impact around 20%. In addition, we expect to carry an additional $4 to $5 million of inventory until production is resumed, and we are working with our suppliers to align our supply chain to current expectations. We remain focused on working with our airline partners and with Boeing to be ready when the MAX returns to service and production.

Media & Content

During the fourth quarter, Media & Content revenue was down 0.6% over the prior-year quarter primarily due to a decline in distribution. We continued to intentionally exit certain unprofitable activities in our distribution business with unfavorable cash flow profiles. We are transitioning customers onto Open™ and expect this transition to continue throughout 2020. Global Eagle’s digital content supply chain technology platform, branded Open™, is active with about 60,000 audio, movies, television, trailers and music videos now transitioned to the platform. Our Open™ platform is unique to the industry as it optimizes workflow for the cloud environment, tracks content from acquisition to delivery, collects data to improve analytics, and interfaces directly with major media partners. To date, Open™ has delivered about 300,000 media assets to airlines. The platform enables new efficiencies and capabilities for 4K/HD content, broader content selection and greater content customization.

As Global Eagle has focused our distribution activities, we increased the robustness of our content slate. Our wholly owned distributors Emphasis and EIM, are celebrating Oscar®-winning content following the success of Parasite, Judy and 1917 at this year’s Academy Awards. Emphasis has worldwide rights outside Korea for Parasite, which won four Oscars® including the first entirely foreign-language film to win Best Picture. EIM has rights for Judy and 1917, with Renée Zellweger taking Best Actress and Sir Sam Mendes’ war epic celebrating three Oscar® wins including Best Visual Effects, Best Sound Mixing, and Best Cinematography.

COVID-19 Outbreak Summary

Due to limited data, it is too early to quantify the impact of the COVID-19 outbreak on the travel industry, Company operations or our financial performance. The majority of the Company’s revenue is derived from a monthly recurring charge structure rather than a usage-based structure. However, given the probable impact on global airlines and cruise lines, management is accelerating Phase III costs initiatives, including developing more aggressive plans should the impact from COVID-19 on aviation and maritime increase. In addition, management is in the process of modifying business continuity plans for the current circumstances. We remain focused on working with our partners across all verticals to serve their needs in a dynamic environment. We expect to provide more information as additional data becomes available and the impact on our business becomes clearer.

Phase III Cost Savings Initiatives

In the first quarter of 2020, the Company began initiating its Phase III cost savings initiatives. Phase III will target business process reengineering and procurement initiatives across all business units. Implementation of the initiatives began in March 2020 and is expected to build throughout the year. These savings are expected to benefit both cost of sales and operating expenses with less than a one-year payback on restructuring expenses. The plan is expected to be finalized in the first quarter of 2020.

Strategic Initiatives

The Company continues to work with its joint venture partner and our financial advisor to evaluate the potential sale of the WMS joint venture interest.

The Company has concluded the Maritime, Enterprise, and Government (“MEG”) strategic review process that we first announced in early 2019, electing to retain the unit. During the course of the year, we drove significant improvements in the performance of the business, including major customer renewals, launch of new technologies, and cost reduction activities. Specifically, MEG gross margin improved 16.9% points in the fourth quarter of 2019 relative to the prior-year period. We did not receive actionable bids that met our expectations relative to the current and potential future performance of the business. Therefore, we will focus on continued execution of our strategic plan.

“The Company, with the support of our financial advisor, conducted an exhaustive strategic review process, engaging with several interested parties to evaluate the relative benefits of various strategic alternatives with the purpose of maximizing value and accelerating deleveraging of our balance sheet,” said Josh Marks, CEO. “After consultation with our financial and legal advisors and our Board, we concluded that the best interests of shareholders, debtholders, customers and employees are served by retaining the MEG unit, deepening integration between aviation, maritime and government verticals, and leveraging our global scale in network design and procurement. Nonetheless, we remain open to all potential value creating opportunities.”

Full Year 2019 Summary

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Total revenue for the full year 2019 was $657 million, up $9.8 million or 1.5% versus the prior-year period. Revenue growth was driven by increased Connectivity equipment installations, new CSP customers including the initiation of a large contract. Full-year revenue growth was partially offset by a decline in Connectivity service revenue resulting from our cruise contract reset starting in the fourth quarter of 2018, and the decline in Media & Content distribution revenue as the Company continues to exit unprofitable business activities with unfavorable cash flow profiles.

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Gross margin declined to 20.3% during the year, a 0.5 percentage point decline versus the prior year, driven by Media & Content gross margin. Media & Content gross margin declined driven by a shift to more large Pass-Through accounts. Significant improvement in Connectivity margins, as indicated above, partially offset the decline.

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Operating expenses were $197.9 million, down $46.6 million (or 19.1%) versus the prior-year period. Operating expenses improved primarily due to the full year benefit of Phase I cost initiatives and the partial year benefit of Phase II cost initiatives.

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Net loss for the full year 2019 was $153.4 million, down $83.2 million versus the prior-year period. Net loss in the prior-year period included a $51.0 million non-cash impairment of a joint venture. Excluding the non-cash impairment in the prior-year period, the net loss was lower primarily driven by higher revenue from aircraft installations and operating expense improvement as indicated above.

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Adjusted EBITDA for the full year 2019 was $91.2 million, which was a 24.7% increase versus the prior-year period. The improvement in Adjusted EBITDA versus the prior year was primarily driven by higher revenue and operating expense improvement discussed above.

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Cash used in operations for the full year 2019 was $9.2 million, an improvement of $64.9 million versus the prior-year period. The improvement in cash used in operations versus the prior year was primarily driven by higher revenue from aircraft installations and operating expense improvement as discussed above in net loss.

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Free cash flow* for the full year 2019 was $(29.2) million, a positive improvement of $88.4 million versus the prior-year period. The improvement in free cash flow versus the prior year was primarily driven by improved cash used in operating activities as discussed above, in addition to, lower purchases of property and equipment as key growth investments were completed in the first quarter of 2019.

Webcast

We will host a live webcast on Thursday, March 19, 2020 at 8:00 a.m. ET (5:00 a.m. PT). We will make the webcast and an accompanying slide presentation available on the Investor Relations section of our website at http://investors.geemedia.com/events-and-presentations. We will maintain an archive of the webcast on our website for 30 days following the event.

About Global Eagle

Global Eagle is a leading provider of media, content, connectivity and data analytics to markets across air, sea and land. Global Eagle offers a fully integrated suite of rich media content and seamless connectivity solutions to airlines, cruise lines, commercial ships, high-end yachts, ferries and land locations worldwide. With approximately 1,100 employees and 35 offices on six continents, the Company delivers exceptional service and rapid support to a diverse customer base. Find out more at: www.GlobalEagle.com.

Contact:

Peter A. Lopez

Vice President, Finance and Investor Relations

+1 310-740-8624

investor.relations@GlobalEagle.com

pr@GlobalEagle.com

*	About Non-GAAP Financial Measures

To supplement our consolidated financial statements, which are prepared and presented in accordance with accounting principles generally accepted in the United States, or GAAP, we present EBITDA, Adjusted EBITDA and free cash flow, which are non-GAAP financial measures, as measures of our performance. The presentations of EBITDA, Adjusted EBITDA and free cash flow are not intended to be considered in isolation from, or as a substitute for, or superior to, net income (loss), cash flows from operations or any other performance measures derived in accordance with GAAP or as an alternative to net cash provided by operating activities or any other measures of our cash flows or liquidity. For a reconciliation of EBITDA, Adjusted EBITDA and free cash flow to its most comparable measure under GAAP, please see the table entitled “Reconciliation of GAAP to Non-GAAP Measure” at the end of this press release. Further, we note that Adjusted EBITDA as presented herein is defined and calculated differently than the “Consolidated EBITDA” definition in our senior secured credit agreement and in our second lien notes, which Consolidated EBITDA definition we use for financial-covenant-compliance purposes and as a measure of our liquidity.

EBITDA, Adjusted EBITDA and free cash flow are three of the primary measures used by our management and Board of Directors to understand and evaluate our financial performance and operating trends, including period to period comparisons, to prepare and approve our annual budget and to develop short- and long-term operational plans. Additionally, Adjusted EBITDA is one of the primary measures used by the Compensation Committee of our Board of Directors to establish the funding targets for (and if applicable subsequent funding of) our Annual Incentive Plan bonuses for our employees. We believe our presentation of EBITDA, Adjusted EBITDA and free cash flow is useful to investors both because it allows for greater transparency with respect to key metrics used by our management in their financial and operational decision-making and because our management frequently uses it in discussions with investors, commercial bankers, securities analysts and other users of our financial statements.

We define Adjusted EBITDA as EBITDA (net income (loss) before (a) interest expense (income), (b) income tax expense (benefit) and (c) depreciation and amortization), as further adjusted to exclude (when applicable in the period) (1) change in fair value of financial instruments, (2) other (income) expense, including (gains) losses from foreign-currency-transaction (gains) and from other investments, which include impairment charges relating to our joint ventures, (3) goodwill impairment expense, (4) stock-based compensation expense, (5) strategic-transaction, integration and realignment expenses (as described below), (6) auditor and third-party professional fees and expenses related to our internal-control deficiencies (and the remediation thereof) and complications in our audit process relating to our control environment, (7) (gain) loss on disposal and impairment of fixed assets, (8) non-ordinary-course legal expenses (as described below), (9) losses related to significant customer bankruptcies or financial distress (as described below) and (10) expenses incurred in connection with grounded aircraft resulting from orders, airworthiness directives and other regulations issued by U.S. and foreign civil aviation authorities. Management does not consider these items to be indicative of our core operating results.

“Losses related to significant customer bankruptcies or financial distress” includes (1) our provision for bad debt associated with significant bankruptcies or financial distress of our customers, (2) the costs (e.g., content acquisition fees) that we incurred to maintain service to those customers during their bankruptcy proceedings in order to preserve the customer relationship and (3) costs relating to providing services to customers for whom we recognize revenue on a cash basis due to their financial distress.

“Non-ordinary-course legal expenses” includes third-party professional fees and expenses and estimated loss contingencies, provisions for legal settlements and other expenses associated with non-ordinary-course employment, corporate and intellectual-property-infringement disputes.

“Strategic-transaction, integration and realignment expenses” includes (1) transaction and procurement-related expenses and costs (including third-party professional fees) attributable to acquisition, financing, investment and other strategic-transaction activities (including for new product and proof-of-concept testing), (2) integration and realignment expenses and allowances, (3) employee-severance, -retention and -relocation expenses, (4) purchase-accounting adjustments for deferred revenue, costs and credits associated with companies and businesses that we have acquired through our M&A activities and (5) estimated loss contingencies, provisions for legal settlements and other expenses related to claims at companies or businesses that we acquired through our M&A activities for underlying liabilities that pre-dated our acquisition of those companies or businesses.

We define free cash flow as cash flows from operating activities less capital expenditures. Free cash flow does not represent our residual cash flow available for discretionary expenditures, since we have mandatory debt service requirements and other non-discretionary expenditures that are not deducted from the measure.

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, statements with respect to our expected Adjusted EBITDA for the fourth quarter of 2020 and the related assumptions, Phase III initiatives and the resulting impact, including savings during 2020, the expected return of the Boeing 737 Max and the impact of the Boeing 737 MAX aircraft grounding on our financial performance, the potential impact of COVID-19 on our business, our business and financial-performance outlook and the related assumptions, industry, business strategy, plans, and other financial and operating information. The words “anticipate,” “assume,” “believe,” “budget,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “future” and the negative of these or similar terms and phrases are intended to identify forward-looking statements in this press release.

Forward-looking statements reflect our current expectations regarding future events, results or outcomes. These expectations may or may not be realized. Although we believe the expectations reflected in the forward-looking statements are reasonable, we can give you no assurance these expectations will prove to have been correct. Some of these expectations may be based upon assumptions, data or judgments that prove to be incorrect. Actual events, results and outcomes may differ materially from our expectations due to a variety of known and unknown risks, uncertainties and other factors. Although it is not possible to identify all of these risks and factors, they include, among others, the following:

•	the effect that the rapid spread of contagious illnesses, such as the coronavirus, could have on our business and results of operations;

•	our ability to anticipate and keep pace with rapid changes in customer needs and technology;

•	negative external perceptions that damage our reputation among potential customers, investors, employees, advisors and vendors;

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service interruptions or delays, technology failures, damage to equipment or software defects or errors and the resulting impact on our reputation and ability to attract, retain and serve our customers;

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the effect of cybersecurity attacks, data or privacy breaches, data or privacy theft, unauthorized access to our internal systems or connectivity or media and content systems, or phishing or hacking, on our business, our relationships with customers, vendors and our reputation;

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our ability to timely remediate material weaknesses in our internal control over financial reporting; the effect of those weaknesses on our ability to report and forecast our operations and financial performance, and our ability to raise future capital or complete acquisitions through the use of Form S-3; and the impact of our remediation efforts (and associated management time and costs) on our liquidity and financial performance;

•	our ability to maintain effective disclosure controls and internal control over financial reporting;

•	our ability to execute on our operating-expense and cost-structure realignment plan and realize the benefits of those initiatives;

•	our dependence on the travel industry;

•	our ability to expand our international operations and the risks inherent in our international operations, especially in light of current and future trade and national-security disputes;

•	our ability to plan expenses and forecast revenue due to the long sales cycle of many of our Media & Content segment’s products;

•	our dependence on our existing relationship and agreement with Southwest Airlines;

•	the timing and conditions surrounding the return to service of the Boeing 737 MAX aircraft;

•	our ability to develop new products or enhance those we currently provide in our Media & Content segment;

•	our ability to integrate businesses or technologies we have acquired or may acquire in the future;

•	our ability to successfully divest or dispose of business that are deemed not to fit with our strategic plan;

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the effect of future acts or threats of terrorism, threats to national security and other actual or potential conflicts, wars, geopolitical disputes or similar events on the use of Wi-Fi enabled devices on our aircraft and maritime vessels;

•	the effect of natural disasters, adverse weather conditions or other environmental incidents on our business;

•	the possibility that our insurance policies may not fully cover all loses we incur;

•	our ability to obtain new customers and renew agreements with existing customers;

•	our customers’ solvency, inability to pay and/or delays in paying us for our services, and potential claims related to payments from customers received prior to such customers’ insolvency proceedings;

•	our ability to retain and effectively integrate and train key members of senior management;

•	our ability to recruit, train and retain highly skilled technical employees;

•	our ability to receive the anticipated cash distributions or other benefits from our investment in the Wireless Maritime Services joint venture;

•	the effect of a variety of complex U.S. and foreign tax laws and regimes due to the global nature of our business;

•	our ability to utilize our net operating loss carryforwards and certain other tax attributes may be limited;

•	our ability to continue to be able to make claims for e-business and multimedia tax credits in Canada;

•	our exposure to interest rate and foreign currency risks;

•	the effect of political changes and developments globally, including Brexit, on our customers and our business;

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our need to invest in and develop new broadband technologies and advanced communications and secure networking systems, products and services and antenna technologies as well as their market acceptance;

•	increased demand by customers for greater bandwidth, speed and performance and increased competition from new technologies and market entrants;

•	customer attrition due to direct arrangements between satellite providers and customers;

•	our reliance on “sole source” service providers and other third parties for key components and services that are integral to our product and service offerings;

•	the potential need to materially increase our investments in product development and equipment beyond our current investment expectations;

•	equipment failures or software defects or errors that may damage our reputation or result in claims in excess of our insurance or warranty coverage;

•	satellite failures or degradations in satellite performance;

•	our use of fixed-price contracts for satellite bandwidth and potential cost differentials that may lead to losses if the market price for our services declines relative to our committed cost;

•	our ability to plan expenses and forecast revenue due to the long sales cycle of many of our Connectivity segment’s products;

•	increased on-board use of personal electronic devices and content accessed and downloaded prior to travel which may cause airlines to reduce investment in seatback entertainment systems;

•	increased competition in the in-flight entertainment (“IFE”) and in-flight connectivity (“IFC”) system supply chain;

•	pricing pressure from suppliers and customers in our Media & Content segment and a reduction in the aviation industry’s use of intermediary content service providers (such as us);

•	a reduction in the volume or quality of content produced by studios, distributors or other content providers or their refusal to license content or other rights upon terms acceptable to us;

•	a reduction or elimination of the time between our receipt of content and it being made available to the rental or home viewing market (i.e., the “early release window”);

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the refusal of content providers to license content to us, operational complexity and increased costs or reducing content that we offer due to challenges maintaining and tracking our music content licenses and rights related thereto, which could cause a decline in customer retention or inability to win new business;

•	our use of fixed-price contracts in our Media & Content segment that may lead to losses in the future if the market price for our services declines relative to our committed cost;

•	our ability to successfully implement a new enterprise resource planning system;

•	our ability to protect our intellectual property;

•	the effect on our business and customers due to disruption of the technology systems utilized in our business operations;

•	the costs to defend and/or settle current and potential future civil intellectual property lawsuits (including relating to music and other content infringement) and related claims for indemnification;

•	changes in regulations and our ability to obtain regulatory approvals to provide our services or to operate our business in particular countries or territorial waters;

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compliance with U.S. and foreign regulatory agencies, including the Federal Aviation Administration (“FAA”), the U.S. Department of Treasury’s Office of Foreign Asset Control (“OFAC”), Federal Communications Commission (“FCC”), and Federal Trade Commission (“FTC”) and their foreign equivalents in the jurisdictions in which we and our customers operate;

•	regulation by foreign government agencies that increases our costs of providing services or requires us to change services;

•	changes in government regulation of the Internet, including e-commerce or online video distribution;

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our ability to comply with trade, export, anti-money laundering and anti-bribery practices and data protection laws, especially the U.S. Foreign Corrupt Practices Act, the U.K. Bribery Act, the General Data Protection Regulation and the California Consumer Privacy Act once effective on January 1, 2020;

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changes in foreign and domestic civil aviation authorities’ orders, airworthiness directives, or other regulations that restrict our customers’ ability to operate aircraft on which we provide services;

•	our (along with our directors’ and officers’) exposure to civil stockholder litigation relating to our investor disclosures and the related costs of defending and insuring against such litigation;

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uninsured or underinsured costs associated with stockholder litigation and any uninsured or underinsured indemnification obligations with respect to current and former executive officers and directors;

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limitations on our cash flow available to make investments due to our substantial indebtedness and our ability to generate sufficient cash flow to make payments thereon, comply with our reporting and financial covenants, or fund our operations;

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our ability to repay the principal amount of our bank debt, second lien notes due June 30, 2023 (the “Second Lien Notes”) and/or 2.75% convertible senior notes due 2035 (the “Convertible Notes”) at maturity, to raise the funds necessary to settle conversions of our Convertible Notes or to repurchase our Convertible Notes upon a fundamental change or on specified repurchase dates or due to future indebtedness;

•	the conditional conversion of our Convertible Notes;

•	the effect on our reported financial results of the accounting method for our Convertible Notes;

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the impact of the fundamental change repurchase feature and change of control repurchase feature of the securities purchase agreement governing our Second Lien Notes on our price or potential as a takeover target;

•	our potential as a takeover target due to price depression of our common stock;

•	the dilution or price depression of our common stock that may occur as a result of the conversion of our Convertible Notes and/or Searchlight warrants;

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our ability to meet the continued listing requirements of The Nasdaq Capital Market (“Nasdaq”), given the Nasdaq Hearing Panel’s grant of our request for continued listing of our common stock pursuant to an extension through April 15, 2020, or in certain circumstances, through May 4, 2020, to regain compliance with the listing requirements;

•	conflicts between our interests and the interests of our largest stockholders;

•	volatility of the market price of our securities;

•	anti-takeover provisions contained in our charter and bylaws;

•	the dilution of our common stock if we issue additional equity or convertible debt securities;

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the possibility that we may experience delays in filing our periodic SEC reports due to our material weaknesses in our internal control over financial reporting, which would result in our ineligibility to use a registration statement on Form S-3 to register the offer and sale of securities in the future;

•	additional losses due to further impairment in the carrying value of our goodwill;

•	changes in accounting standards, including the new credit loss standards; and,

•	other risks and factors listed under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2018 and our subsequently filed Quarterly Reports on Form 10-Q.

The forward-looking statements herein speak only as of the date the statements are made as of (the filing date of this press release). You should not put undue reliance on any forward-looking statements. We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information, except to the extent required by applicable securities laws. If we do update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

Financial Information

The table below presents financial results for the three months and year ended December 31, 2019 and 2018.

Global Eagle Entertainment Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Revenue:
Licensing and services	144,035	145,668	592,162	606,227
Equipment	18,867	14,940	64,715	40,867

Total revenue	162,902	160,608	656,877	647,094
Cost of sales:
Licensing and services	117,152	123,316	474,604	480,864
Equipment	16,289	15,281	49,121	31,529

Total cost of sales	133,441	138,597	523,725	512,393

Gross margin	29,461	22,011	133,152	134,701
Operating Expenses:
Sales and marketing	6,470	8,104	28,759	37,624
Product development	6,808	7,033	26,652	32,740
General and administrative	26,008	34,959	109,424	134,663
Provision for (gain from) legal settlements	(1,669)	1,451	4,419	1,317
Amortization of intangible assets	6,269	7,889	28,646	38,440

Total operating expenses	43,886	59,436	197,900	244,784
Loss from operations	(14,425)	(37,425)	(64,748)	(110,083)
Other income (expense):
Interest expense, net	(22,224)	(20,818)	(89,711)	(76,218)
Income (loss) from equity method investments	2,204	(49,921)	9,980	(46,310)
Change in fair value of derivatives	134	384	1,066	97
Other expenses, net	(18)	(194)	(504)	(1,017)

Loss before income taxes	(34,329)	(107,974)	(143,917)	(233,531)
Income tax expense	1,771	1,203	9,526	3,068

Net loss	(36,100)	(109,177)	(153,443)	(236,599)

Net loss per share – basic and diluted	(0.39)	(1.19)	(1.66)	(2.59)

Weighted average shares outstanding – basic and diluted	92,864	91,848	92,427	91,325

Global Eagle Entertainment Inc.

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	December 31, 2019	December 31, 2018
Assets
CURRENT ASSETS:
Cash and cash equivalents	$23,964	$39,154
Restricted cash	498	801
Accounts receivable, net	88,219	97,623
Inventories	26,695	34,649
Prepaid expenses	6,753	9,104
Other current assets	12,839	10,498

TOTAL CURRENT ASSETS:	158,968	191,829
Content library	3,645	6,966
Property, plant and equipment, net	145,295	176,577
Right-of-use assets	39,187	—
Goodwill	159,607	159,562
Intangible assets, net	55,483	84,136
Equity method investments	78,886	83,135
Other non-current assets	27,509	14,882

Total Assets	$668,580	$717,087

Liabilities and Stockholders’ Equity
CURRENT LIABILITIES:
Accounts payable and accrued liabilities	$179,518	$177,056
Deferred revenue	12,317	7,430
Current portion of long-term debt and finance leases	15,678	22,673
Current portion of operating lease liabilities	8,319	—
Other current liabilities	7,081	5,032

TOTAL CURRENT LIABILITIES:	222,913	212,191
Deferred revenue, non-current	86	1,116
Long-term debt and finance leases	757,384	686,938
Long-term operating lease liabilities	23,636	—
Deferred tax liabilities	5,894	8,406
Other non-current liabilities	33,821	34,771

Total Liabilities	1,043,734	943,422
Stockholders’ Equity
Common stock	10	10
Treasury stock	(30,659)	(30,659)
Additional paid-in capital	818,961	814,488
Subscriptions receivable	(597)	(597)
Accumulated deficit	(1,162,901)	(1,009,458)
Accumulated other comprehensive income (loss)	32	(119)

Total Stockholder’s Deficit	(375,154)	(226,335)

Total Liabilties and Stockholders’ Equity	$668,580	$717,087

Global Eagle Entertainment Inc.

Reconciliations of GAAP to Non-GAAP Measures

(In thousands)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
Net loss to Adjusted EBITDA reconciliation	2019	2018	2019	2018
Net loss	$(36,100)	$(109,177)	$(153,443)	$(236,599)
Interest expense, net	22,224	20,818	89,711	76,218
Income tax expense	1,771	1,203	9,526	3,068
Depreciation and amortization	21,053	25,828	85,319	100,532

EBITDA	8,948	(61,328)	31,113	(56,781)
Depreciation and amortization from equity method investments	2,238	2,464	8,723	9,586
Change in fair value of financial instruments	(134)	(384)	(1,066)	(97)
Other expense, net	18	51,080	504	51,903
Stock-based compensation expense	983	3,025	6,343	12,817
Strategic-transaction, integration and realignment expenses	5,372	14,399	18,111	27,512
Internal-control and delayed audit expenses	2,241	2,649	10,463	22,259
Loss on disposal of fixed assets	80	126	463	528
Non-ordinary-course legal (recovery) expenses	(622)	2,515	8,245	2,924
Losses on significant customer bankruptcies	3,724	2,484	5,912	2,484
Expenses incurred in connection with grounded aircraft	1,790	—	2,423	—

Adjusted EBITDA	$24,638	$17,030	$91,234	$73,135

	Three Months Ended December 31,		Year Ended December 31,
Cash Flow from Operations to Free Cash Flow reconciliation	2019	2018	2019	2018
Cash used in operations	$(899)	$(4,645)	$(8,899)	$(74,110)
Purchases of property and equipment	(2,503)	(9,928)	(20,291)	(43,451)

Free Cash Flow	$(3,402)	$(14,573)	$(29,190)	$(117,561)

See “About Non-GAAP Financial Measures” above, including our definition of Adjusted EBITDA and Free Cash Flow described therein.